Exhibit 10.1

Barclays Bank PLC 5 The North Colonnade Canary Wharf, London E14 4BB Facsimile: [****] Telephone: [****] c/o Barclays Capital Inc. as Agent for Barclays Bank PLC 745 Seventh Ave New York, NY 10019

DATE:	August 20, 2010

TO:	TD AMERITRADE HOLDING CORPORATION
Attention:	[****]
Facsimile:	[****]
Telephone:	[****]
Email:	[****]

FROM:	Barclays Capital Inc., acting as Agent for Barclays Bank PLC
TELEPHONE:	[****]

SUBJECT: Share Repurchase Transaction

Reference Number(s): [BN119093]

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Barclays Bank PLC (“Barclays”), through its agent Barclays Capital Inc. (the “Agent”), and TD Ameritrade Holding Corporation (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Master Agreement specified below. Barclays Bank PLC is not a member of the Securities Investor Protection Corporation (“SIPC”). Barclays is regulated by the Financial Services Authority.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. For purposes of the Equity Definitions, this Transaction shall be deemed to be a Share Forward Transaction.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Barclays and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to, an agreement in the form of the ISDA 1992 Master Agreement (Multicurrency – Cross Border) (the “Master Agreement Form”) together with the 1994 ISDA Credit Support Annex (New York Law – Bilateral Form) (the “CSA” and, together with the Master Agreement Form, the “Agreement”) as if Barclays and Counterparty had executed an agreement in such form (without any Schedule but with such elections set forth in this Confirmation) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	August 20, 2010

Seller:	Barclays

Buyer:	Counterparty

Shares:	The Common Stock, USD 0.01 par value per share of Counterparty (Ticker symbol “AMTD”).

Prepayment:	Applicable

Prepayment Amount:	As specified in Schedule A

Prepayment Date:	Counterparty shall pay the Prepayment Amount to Barclays no later than the Second Exchange Business Day following the Trade Date.

Variable Obligation	Not Applicable

Exchange:	NASDAQ Global Select Market

Related Exchange(s):	All Exchanges.

Calculation Agent:	Barclays. All determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Promptly following a reasonable request by Counterparty, the Calculation Agent shall provide to such party in reasonable detail (i) the material inputs or assumptions utilized by the Calculation Agent in making such determination and (ii) in the case of a calculation, the manner in which such calculation was performed using such inputs or assumptions. For the avoidance of doubt, the Calculation Agent shall not be required to disclose any proprietary models or data.

Valuation:

Trading Period:	The period of consecutive Scheduled Trading Days from and including the Trade Date to and including the Maximum Maturity Date, as specified in Schedule A; provided that, Barclays may designate any Scheduled Trading Day on or after the Minimum Maturity Date, as specified in Schedule A, as the last Scheduled Trading Day of the Trading Period. Barclays shall notify Counterparty of any designation made pursuant to this provision on the Scheduled Trading Day immediately following such designated day.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions shall be amended by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and replacing them with the words “at any time during the regular trading session on the Exchange, without regard to after hours or any other trading outside of the regular trading session hours”, by amending and restating clause (a)(iii) thereof in its entirety to read as follows: “(iii) an Early Closure that the Calculation Agent determines is material” and by adding the words “ or (iv) a Regulatory Disruption” after clause (a)(iii) as restated above.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	A “Regulatory Disruption” shall occur if Barclays determines in its commercially reasonable discretion exercised in good faith that it is required in light of legal, regulatory or self-regulatory requirements or related policies or procedures for Barclays to refrain from all or any part of the market activity in which it would otherwise engage in connection with this Transaction.

Disrupted Day:	The definition of “Disrupted Day” in Section 6.4 of the Equity Definitions shall be amended by adding the following sentence after the first sentence: “A Scheduled Trading Day on which a Related Exchange fails to open during its regular trading session will not be a Disrupted Day if the Calculation Agent determines that such failure will not have a material impact on Barclays’s ability to unwind any hedging transactions related to the Transaction”.

Consequence of Disrupted Days:	Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs during the Trading Period, the Calculation Agent may postpone the Maximum Maturity Date and the Minimum Maturity Date. If any Disrupted Day occurs during the Trading Period, the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in whole, in which case the 10b-18 VWAP for such Disrupted Day shall not be included for purposes of determining the Settlement Price or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the 10b-18 VWAP for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event (if any) occurred and/or after the relevant Market Disruption Event (if any) ended, and the Settlement Price shall be determined by the Calculation Agent using an appropriately weighted average of the 10b-18 VWAPs for all Scheduled Trading Days in the Trading Period instead of an arithmetic average.

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	The last Scheduled Trading Day during the Trading Period.

Settlement Terms:

Settlement Method Election:	Not Applicable; subject to the terms of “Net Share Settlement” below.

Physical Settlement:	Applicable, subject to the terms of “Delivery of Shares and Cash” below

Settlement Currency:	USD

Settlement Price:	The amount equal to (i) the arithmetic average of the 10b-18 VWAPs for all Exchange Business Days in the Trading Period (the “Average 10b-18 VWAP”) minus (ii) the Discount, as specified in Schedule A.

10b-18 VWAP:	(A) For any Scheduled Trading Day that is not a Disrupted Day, the volume-weighted average price at which the Shares trade as reported in the composite transactions for all United States securities exchanges on which such Shares are traded, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Scheduled Trading Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Scheduled Trading Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Scheduled Trading Day that do not satisfy the requirements of Rule 10b-18(b)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined in good faith by the Calculation Agent, or (B) for any Scheduled Trading Day that is a Disrupted Day, an amount determined in good faith and in a commercially reasonable manner by the Calculation Agent as 10b-18 VWAP pursuant to “Consequence of Disrupted Days” above. Counterparty acknowledges that the Calculation Agent may refer to the Bloomberg Page “AMTD <Equity> AQR SEC” (or any successor thereto) for any Scheduled Trading Day to determine the 10b-18 VWAP.

Delivery of Shares and Cash:	On the Settlement Date, Barclays will deliver to Counterparty, the Number of Shares to be Delivered, plus an amount in cash equal to the amount (the “Cash Delivery Amount”) by which the Prepayment Amount exceeds the Final Notional Amount (collectively, the “Final Delivery Amount”).

Number of Shares to be Delivered:	As specified in Schedule A.

Final Notional Amount:	The product of the Number of Shares to be Delivered multiplied by the Settlement Price.

Settlement Date:	Three Exchange Business Days following the last Scheduled Trading Day during the Trading Period.

Net Share Settlement:	The terms of “Delivery of Shares and Cash” above notwithstanding Counterparty may, by a separate instruction given to Barclays on or prior to the second Scheduled Trading Day following the final day of the Trading Period, elect that Net Share Settlement shall apply to the Cash Delivery Amount provided that Counterparty makes the representation contained in Paragraph 5(m) hereunder as of the date of such election. If Net Share Settlement is applicable, on the day that is three Scheduled Trading Days after the completion of the Net Share Settlement Period (the “Net Share Settlement Date”) Barclays shall deliver (in addition to the Number of Shares to be Delivered previously delivered on the Settlement

Date) a number of Shares to Counterparty (the “Net Delivery Shares”) equal to the sum of the Daily Net Delivery Shares for all Scheduled Trading Days during the Net Share Settlement Period. No fractional Shares shall be delivered in connection with Net Share Settlement by Barclays, and the value of any fractional Shares otherwise deliverable with respect to any Scheduled Trading Day during the Net Share Settlement Period shall be paid in cash to Counterparty on the Net Share Settlement Date (such value to be determined by multiplying such fractional Share by the volume weighted average price at which Barclays purchased such Shares).

Daily Net Delivery Shares:	For any Scheduled Trading Day during the Net Share Settlement Period, a number of Shares, rounded down to the nearest whole integer, equal to (a) the quotient of (x) USD 8,000,000 (the “Daily Purchase Amount”) or, with respect to the final Scheduled Trading Day during the Net Share Settlement Period, a lesser amount equal to (i) the Cash Delivery Amount minus (ii) the sum of all prior Daily Purchase Amounts divided by (y) (i) the volume weighted average price at which Barclays purchased such Shares on such Scheduled Trading Day plus (ii) the Fee Amount or (b) such lesser number of shares as may be necessary in order for Barclays to comply with its obligations under Section 5(b) hereof.

Fee Amount:	USD 0.02

Net Share Settlement Period:	The period during which Barclays makes purchases of the Net Delivery Shares, commencing on the third Scheduled Trading Day immediately following the final day of the Trading Period and ending on the Scheduled Trading Day on which Barclays completes its purchases of the Net Delivery Shares.

Credit Support

Paragraph 2 of the the CSA is hereby amended by adding the following to the end thereof:

In addition, to secure its Obligations under this Agreement, Barclays hereby pledges, assigns and grants to Counterparty a security interest in, lien on and right of set-off against, all of Barclays’s right, title, interest, powers and privileges in the property described below, whether now owned or existing or hereafter acquired or arising and wherever located (collectively, the “Collateral”):

1.      that certain account number [             ] in the name of Barclays Bank PLC, maintained by The Bank of New York Mellon (in such capacity, the “Custodian”) and all investment property, instruments, financial assets and other property (as such terms are defined in the Uniform Commercial Code in effect in the State of New York from time to time, (the “UCC”)) from time to time held in or standing to the credit of such account or arising in connection with such account (or any successor account, the “Collateral Account” and together with any property credited thereto and rights related thereto, the “Custodial Collateral”);

2.      all books and records pertaining to the Custodial Collateral; and

3.      all proceeds (as such term is defined in the UCC) relating to any of the foregoing; including, without limitation, distributions (whether principal or interest), dividends (in money, shares of stock or other property), return of capital, securities or other property issued pursuant to any recapitalization, reorganization, merger, exchange or other transaction or any property received in substitution for the Custodial Collateral, and all proceeds of any sale, transfer, liquidation, redemption or reinvestment of the Custodial Collateral.

At all times commencing on the Prepayment Date and while this Transaction remains outstanding, unless otherwise explicitly agreed between the parties hereto, Barclays shall have credited to and maintain in the Collateral Account, an amount of property having a Value (taking into account the Valuation Percentage with respect to each type of Eligible Collateral) not less than the Independent Amount.

“Independent Amount” for purposes of this Transaction and with respect to Barclays means an amount equal to the Prepayment Amount.

Barclays agrees that all property credited to the Collateral Account shall consist of items that constitute Eligible Collateral. For purposes hereof, “Eligible Collateral” shall mean any of the following:

(i)     cash in USD at a Valuation Percentage of 100%;

(ii)    negotiable debt obligations issued by the United States Treasury Department (“Treasury Securities”) having a remaining term to maturity of less than one year at a Valuation Percentage of 99.25%;

(iii)  Treasury Securities having a remaining term to maturity of one year or greater but less than five years at a Valuation Percentage of 97%;

(iv)   Treasury Securities having a remaining term to maturity of five years or greater but less than ten years at a Valuation Percentage of 93%;

(v)    Treasury Securities having a remaining term to maturity of ten years or greater but less than 20 years at a Valuation Percentage of 91%; and

(vi)   Treasury Securities having a remaining term to maturity of 20 years or greater but less than 30 years at a Valuation Percentage of 85%.

Delivery of Custodial Collateral to the Custodian shall constitute a Transfer to the Secured Party for purposes of Paragraphs 3 and 9 of the CSA. The Collateral shall be deemed to be Posted Collateral for all purposes of the CSA. Following the delivery of the Independent Amount to the Collateral Account, Barclays’s Exposure to this Transaction shall be deemed to be zero. The parties agree that Secured Party’s Exposure to this Transaction shall at all times be zero.

Paragraph 6(c) of the CSA is hereby amended by deleting the words commencing with “if the Secured Party is” in the second line thereof to, and including, the words “Uniform Commercial Code,” in the fifth line thereof and replacing them with the words “the Secured Party shall not”.

With respect to the Custodial Collateral pledged hereunder, Paragraph 9(ii) of the CSA is hereby deleted in its entirety and replaced with the following: “it is the sole owner of or otherwise has the right to pledge all Eligible Collateral it has pledged to the Secured Party, free and clear of any security interest, lien, encumbrance or other restriction other than the security interest created hereby and any security interest of the Custodian.”

Barclays agrees that the Custodian meets all of the conditions set forth in Paragraph 13(g) of the CSA.

“Valuation Date” for purposes of Paragraph 13(c)(ii) of the CSA shall mean each Local Business Day while this Transaction remains outstanding.

“Valuation Time” for purposes of Paragraph 13(c)(iii) of the CSA shall mean the close of business on the Local Business Day immediately preceding the Valuation Date or date of calculation, as applicable, provided that the calculations of Value and Exposure will, as far as practicable, be made as of approximately the same time on the same date.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that the Equity Definitions shall be amended (a) by replacing the words “diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii) with the word “material”, (b) by adding the words “or the Transaction” after the words “theoretical value of the relevant Shares” in Section 11.2(a), 11.2(c) and 11.2(e)(vii) and (c) by deleting Section 11.2(e)(iii); provided, further that adjustments may be made to account for changes in volatility and liquidity relative to the relevant Shares.

Extraordinary Events:

New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) in its entirety and replacing it with the phrase “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”.

Share-for-Share:	The definition of “Share-for-Share” set forth in Section 12.1(f) of the Equity Definitions is hereby amended by the deletion of the parenthetical in clause (i) thereof.

Consequence of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment.

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination).

Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that Barclays may elect Component Adjustment.

Consequence of Tender Offers:

Tender Offer:	Applicable

Share-for-Share:	Modified Calculation Agent Adjustment.

Share-for-Other:	Modified Calculation Agent Adjustment.

Share-for-Combined:	Modified Calculation Agent Adjustment.

Modified Calculation Agent Adjustment:	For greater certainty, the definition of “Modified Calculation Agent Adjustment” in Sections 12.2 and 12.3 of the Equity Definitions shall be amended by (i) revising the second parenthetical provision to read as follows “(including adjustments to account for changes in volatility, stock loan rate or liquidity relevant to the Shares or to this Transaction, but excluding adjustments to account for changes in expected dividends)” and (ii) adding the following italicized language after the stipulated parenthetical provision: from the Announcement Date to the Merger Date (Section 12.2) or Tender Offer Date (Section 12.3).”.

Announcement Date:	The definition of “Announcement Date” in Section 12.1 of the Equity Definitions shall be amended by (i) replacing the word “leads to the” in the third and the fifth lines thereof with the words “, if completed, would lead to a”, (ii) replacing the words “voting shares” in the fifth line thereof with the word “Shares”, (iii) inserting the words “by any entity” after the word “announcement” in the third and the fifth lines thereof, (iv) inserting the words “or to explore the possibility of engaging in” after the words “engage in” in the third line thereto and (v) inserting the words “or to explore the possibility of purchasing or otherwise obtaining” after the word “obtain” in the fifth line thereto.

Announcement Event:	If an Announcement Event occurs, the Calculation Agent will determine the economic effect of the Announcement Event on the theoretical value of this Transaction (including without limitation any change in volatility, stock loan rate or liquidity relevant to the Shares or to this Transaction) from the Announcement Date to the Valuation Date. If such economic effect is material, the Calculation Agent will adjust the terms of this Transaction to reflect such economic effect. “Announcement Event” shall mean the occurrence of the Announcement Date of a Merger Event or Tender Offer.

Composition of Combined Consideration:	Not Applicable; provided that, notwithstanding Sections 12.5(b) and 12.1(f) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be elected by an actual holder of the Shares, the Calculation Agent will, in its sole discretion, determine such composition.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation”, (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by Barclays on the Trade Date” and (iii) deleting clause (Y) thereof.

Failure to Deliver:	Not Applicable.

Insolvency Filing:

Applicable; provided that the definition of “Insolvency Filing” in Section 12.9 of the Equity Definitions shall be amended by deleting the clause “provided that proceedings instituted or petitions presented by creditors and not consented to by the Issuer shall not be deemed an Insolvency Filing” at the end of such definition and replacing it with the following: “; or it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by a creditor and such proceeding is not dismissed, discharged, stayed or restrained in each case within 15 days of the institution or presentation thereof.”

Section 12.9(b)(i) of the Equity Definitions is hereby amended by adding the following sentence at the end: “If neither party elects to terminate the Transaction, the Calculation Agent may adjust the terms of the Transaction upon the occurrence of such an event pursuant to Modified Calculation Agent Adjustment (as if such event were a Tender Offer).”

Hedging Disruption:	Applicable.

Increased Cost of Hedging:	Applicable.

Loss of Stock Borrow:	Not Applicable

Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	Barclays or an affiliate of Barclays that is involved in the hedging of this Transaction for all applicable Additional Disruption Events.

Determining Party:	Barclays for all applicable Extraordinary Events. All determinations made by the Determining Party shall be made in good faith and in a commercially reasonable manner. Promptly following a reasonable request by Counterparty, the Determining Party shall provide to such party in reasonable detail (i) the material inputs or assumptions utilized by the Determining Party in making such determination and (ii) in the case of a calculation, the manner in which such calculation was performed using such inputs or assumptions. For the avoidance of doubt, the Determining Party shall not be required to disclose any proprietary models or data.

Acknowledgments:

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

3.	Mutual Representations, Warranties and Agreements.

Each of Barclays and Counterparty represents and warrants to, and agrees with, the other party that:

(a)	Commodity Exchange Act. It is an “eligible contract participant” within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA;

(b)	Securities Act. It is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act; and

(c)	ERISA. The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

4.	Representations, Warranties and Agreements of Counterparty.

In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty further represents, warrants and agrees that:

(a)	If Counterparty purchases any Shares pursuant to this Transaction, such purchase(s) will comply with (i) all laws and regulations applicable to it and (ii) all contractual obligations of Counterparty;

(b)	Counterparty shall immediately provide written notice to Barclays upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default, a Potential Adjustment Event (other than an event constituting a Potential Adjustment Event solely by reason of Section 11.2(e)(vii) of the Equity Definitions), a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Barclays;

(c)	(A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Barclays or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Barclays or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(d)	[Reserved]

(e)	Counterparty has (and shall at all times during the Transaction have) the capacity and authority to invest directly in the Shares underlying the Transaction and has not entered into the Transaction with the intent to avoid any regulatory filings;

(f)	Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness;

(g)	[Reserved]

(h)	Counterparty is not as of the Trade Date, and shall not be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares equal to the maximum Number of Shares to be Delivered hereunder in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization;

(i)	the Transaction, and any repurchase of the Shares by Counterparty in connection with the Transaction, is pursuant to a publicly announced Share repurchase program that has been approved by Counterparty’s board of directors and is in accordance with Counterparty’s Derivative Use Policy, which has been approved by Counterparty’s board of directors, and any such repurchase has been, or shall when so required be, publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto;

(j)	Counterparty understands, agrees and acknowledges that Barclays has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law;

(k)	each of Counterparty’s filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, such filings when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings) do not contain any misstatement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(l)	Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(m)	Counterparty understands, agrees and acknowledges that no obligations of Barclays to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Barclays or any governmental agency;

(n)	without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Barclays is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133, as amended, 149 or 150, EITF Issue No. 00-19, 01-6, 03-6 or 07-5 (or any successor issue statements), under FASB’s Liabilities & Equity Project or under FASB Staff Position or any other accounting guidance; and

(o)	Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

5.	Other Provisions:

(a)	Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Barclays and Counterparty shall be transmitted exclusively through Agent.

(b)	Rule 10b-18.

(i)	During the Net Share Settlement Period, if any, Barclays agrees (x) to make all purchases of Shares (A) through only one broker or dealer on any single day and (B) in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(4) and (c) of Rule 10b-18 under the Securities Exchange Act of 1934 (“Rule 10b-18”) and (y) to use commercially reasonable efforts to make all purchases of Shares in a manner that would comply with the limitations set forth in clause (b)(3) of Rule 10b-18, in each case as if such rule was applicable to such purchases.

(ii)	Except as disclosed to Barclays in writing prior to the Trade Date, Counterparty represents and warrants to Barclays that it has not made any purchases of blocks by or for itself or any of its Affiliated Purchasers pursuant to the one block purchase per week exception in Rule 10b-18(b)(4) under the Exchange Act during each of the four calendar weeks preceding such date (“Rule 10b-18 purchase,” “blocks” and “Affiliated Purchaser”, each as defined in Rule 10b-18).

(iii)

Counterparty agrees that it (A) will not, on any day during the Trading Period and the Net Share Settlement Period, if any, make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares or unless Counterparty reasonably concludes, based on the advice of outside counsel, that it is required to make such an announcement during such a regular trading session; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange in the case of such an announcement not made during such a regular trading session) notify Barclays following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Barclays with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Barclays or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Barclays that such information is true and correct. In addition, Counterparty shall promptly notify Barclays of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(c)	Rule 10b5-1. It is the intent of the parties that this Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act (“Rule 10b5-1”), and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Counterparty shall take no action that results in this Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether Barclays effects any purchases in connection with this Transaction, (B) during the Trading Period and the Net Share Settlement Period, if any, neither Counterparty nor its officers or employees shall, directly or indirectly, communicate any information regarding Counterparty or the Shares to any employee of Barclays or its affiliates who is directly involved with the hedging of and trading with respect to this Transaction, (C) Counterparty is entering into this Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 and (D) Counterparty will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer or director of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(d)	Company Purchases. Without the prior written consent of Barclays and except for purchases which are not solicited by or on behalf of Counterparty or its affiliated purchasers (each as defined in Rule 10b-18 of the Exchange Act) or purchases executed by Barclays or an Affiliate of Barclays, Counterparty shall not purchase, and shall cause its affiliated purchasers not to directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares during the Trading Period and the Net Share Settlement Period, if any.

(e)	Regulation M. Counterparty is not on the date hereof, engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty for which the Shares are a “covered security”, as defined in Rule 100 of Regulation M and Counterparty is subject to a Rule 102 “restricted period” with respect to the Shares, other than a distribution meeting the requirements of the exception set forth in Section 102(b)(7) of Regulation M under the Exchange Act. Counterparty shall not, until the Settlement Date or the Net Share Settlement Date, as applicable, engage in any such distribution.

(f)	[Reserved]

(g)	Transfer or Assignment. Counterparty may not transfer or assign any of its rights or obligations under the Transaction without the prior written consent of Barclays. Notwithstanding any provision of the Agreement to the contrary, Barclays may, subject to applicable law, freely transfer and assign all of its rights and obligations under the Transaction without the consent of Counterparty to any affiliate of Barclays whose obligations hereunder are guaranteed by Barclays.

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Barclays to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Barclays may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Barclays’ obligations in respect of the Transaction and any such designee may assume such obligations. Barclays shall be discharged of its obligations to Counterparty to the extent of any such performance.

(h)	Role of Agent. Each of Barclays and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Barclays under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Barclays and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Barclays or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Barclays.

(i)	Regulatory Provisions. The time of dealing for the Transaction will be confirmed by Barclays upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with a Transaction.

(j)

Netting and Setoff. Obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment; provided that both parties agree that subparagraph (ii) of Section 2(c) of the Agreement shall apply to the Transaction, except that upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X under the Transaction owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) under an Equity Contract owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this paragraph. “Equity Contract” shall mean for purposes of this paragraph any transaction relating to Shares between X and Y (or any Affiliate of Y) that qualifies as ‘equity’ under applicable accounting rules. Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this section shall be effective to create a charge or other security interest, and nothing in this section shall impair Counterparty’s rights to foreclose upon or liquidate or otherwise dispose of the Collateral in exercising its rights under the CSA or the UCC.

(k)	Staggered Settlement. Barclays may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver any Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Barclays will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under the applicable settlement method above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Barclays will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Barclays would otherwise be required to deliver on such Nominal Settlement Date.

(l)	Alternative Calculations and Counterparty Payment on Early Termination and on Certain Extraordinary Events. If Barclays owes Counterparty any amount in connection with the Transaction (i) pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Barclays to satisfy any such Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Barclays, confirmed in writing within one Scheduled Trading Day, no later than noon New York time on the Early Termination Date or other date the Transaction is cancelled or terminated, as applicable, where such notice shall include a representation and warranty from Counterparty that it is not, as of the date of the telephonic notice and the date of such written notice, aware of any material non-public information concerning itself or the Shares (where “material” shall have the meaning set forth in paragraph 5(m) below) (“Notice of Counterparty Termination Delivery”); provided that Counterparty shall not have the right to so elect in the event of (i) an Insolvency, a Nationalization or a merger event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Within a commercially reasonable period of time following receipt of a Notice of Counterparty Termination Delivery, Barclays shall deliver to Counterparty a number of Termination Delivery Units having a fair market value (net of any brokerage and underwriting commissions and fees) equal to the amount of such Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be sold over a commercially reasonable period of time to generate proceeds equal to the cash equivalent of such payment obligation). If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units.” “Termination Delivery Units” means in the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of Nationalization, Insolvency, Tender Offer or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Tender Offer or Merger Event; provided that if such Nationalization, Insolvency, Tender Offer or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

(m)	No Material Non-Public Information. On the Trade Date, Counterparty represents and warrants to Barclays that it is not aware of any material non-public information concerning itself or the Shares. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold Shares.

(n)	No Counterparty Payment or Delivery Obligations upon Settlement. Notwithstanding anything to the contrary herein, under no circumstances will Counterparty owe Barclays any amount upon settlement (including settlement upon Early Terminations and Certain Extraordinary Events).

(o)	[Reserved]

(p)	Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(q)	Status of Claims in Bankruptcy. Barclays acknowledges and agrees that this Confirmation is not intended to convey to Barclays rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Barclays’ right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Barclays’ rights in respect of any transactions other than the Transaction.

(r)	No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

(s)	Securities Contract; Swap Agreement. The parties hereto agree and acknowledge that Barclays is one or more of a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” or a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” a “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Barclays is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(t)	[Reserved]

(u)	Payments on Early Termination. The parties hereto agree that for the Transaction, for the purposes of Section 6(e) of the Agreement, Loss and Second Method will apply. Notwithstanding anything to the contrary herein, in no event will any Adjustment be made or consideration be paid as a result of an Extraordinary Dividend declared by Counterparty.

(v)	Governing Law. The law of the State of New York (without reference to choice of law doctrine).

(w)	Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

6.	Account Details:

(a)	Account for payments to Counterparty:

[****]

(b)	Account for payments to Barclays:

[****]

7.	Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Barclays for the Transaction is: Inapplicable, Barclays is not a Multibranch Party.

8.	Notices:

For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

TD Ameritrade Holding Corporation

4211 South 102nd Street

Omaha, NE 68127

Attention: [****]

(b)	Address for notices or communications to Barclays:

Barclays Bank PLC

c/o Barclays Capital Inc.

745 Seventh Ave.

New York, NY 10019

Attn: [****]

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

THE SECURITIES REPRESENTED BY THE CONFIRMATION HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS OR EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Barclays a facsimile of the fully-executed Confirmation to Barclays at [****]. Originals shall be provided for your execution upon your request.

Very truly yours,

BARCLAYS CAPITAL INC., acting solely as Agent in connection with this Transaction

By:	/s/ Paul Robinson
Name: Paul Robinson
Title: Managing Director

Accepted and confirmed as of the Trade Date:

TD AMERITRADE HOLDING CORPORATION

By:	/s/ William J. Gerber
Name: William J. Gerber
Title: Chief Financial Officer

SCHEDULE A

For the purposes of the Transaction, the following terms shall have the following values/meanings:

1. Prepayment Amount:	USD 169,200,000

2. Maximum Maturity Date:	November 30, 2010

3. Minimum Maturity Date:	September 20, 2010

4. Discount:	USD 0.40

5. Number of Shares to be Delivered:	A number of Shares determined by reference to the Grid, as set forth in Schedule B.

SCHEDULE B

The Grid

Average 10b-18 VWAP	Number of Shares to be Delivered (mm)
Less than or equal to USD 14.50	12.00
USD 14.75	10.80
USD 15.00	9.60
USD 15.25	8.40
USD 15.50	7.20
USD 15.75	6.00
USD 16.00	4.80
USD 16.25	3.60
USD 16.50	2.40
USD 16.75	1.20
Greater than or equal to USD 17.00	0.00

If the Average 10b-18 VWAP is (i) above USD 14.50 and below USD 17.00 and (ii) between any two share prices listed above, the Number of Shares to be Delivered shall be determined by linear interpolation.